Exhibit 99

FOR IMMEDIATE RELEASE

Dec. 20, 2023

General Mills Reports Fiscal 2024 Second-quarter Results

and Updates Full-year Outlook

●

Net sales of $5.1 billion were down 2 percent in the second quarter and organic net sales[1] were also down 2 percent; on a 2-year compound growth basis, net sales were up 1 percent and organic net sales were up 4 percent

●	Operating profit of $812 million was up 2 percent; adjusted operating profit of $989 million increased 13 percent in constant currency

●	Diluted earnings per share (EPS) of $1.02 was up 1 percent; adjusted diluted EPS of $1.25 increased 14 percent in constant currency

●	Company updates full-year fiscal 2024 outlook to reflect expectations for slower volume recovery and greater Holistic Margin Management (HMM) cost savings

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS (Dec. 20, 2023) – General Mills, Inc. (NYSE: GIS) today reported results for its fiscal 2024 second quarter.

“While we saw a slower-than-expected volume recovery in the second quarter amid a continued challenging consumer landscape, we generated bottom-line growth thanks primarily to strong HMM cost savings,” said General Mills Chairman and Chief Executive Officer Jeff Harmening. “We’re adapting our plans to the evolving consumer environment and staying focused on driving long-term growth, with a priority on winning through innovation, brand building, and in-store execution. At the same time, we’re stepping up our HMM performance and further eliminating disruption-related costs in the supply chain. For the full year, we’ve revised our topline outlook to account for a slower volume recovery, narrowed our profit and EPS expectations within our original guidance ranges, and maintained our outlook for strong free cash flow conversion.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term. The strategy focuses on four pillars to create competitive advantages and win: boldly building brands, relentlessly innovating, unleashing scale, and standing for good. The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures to further enhance its growth profile.

Second Quarter Results Summary

•

Net sales were down 2 percent to $5.1 billion, with lower pound volume partially offset by favorable net price realization and mix. Organic net sales were 2 percent below year-ago results that grew double digits; organic net sales were up 4 percent on a 2-year compound growth basis.

•

Gross margin was up 170 basis points to 34.4 percent of net sales, driven by HMM cost savings and favorable net price realization and mix, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage. Adjusted gross margin was up 180 basis points to 35.0 percent of net sales, driven primarily by HMM cost savings and favorable net price realization and mix, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage.

•

Operating profit of $812 million was up 2 percent, driven by higher gross profit dollars and lower compensation and benefits expenses, partially offset by a goodwill impairment charge related to the Latin America reporting unit. Operating profit margin of 15.8 percent was up 50 basis points. Adjusted operating profit of $989 million increased 13 percent in constant currency, driven by higher adjusted gross profit dollars and lower compensation and benefits expenses. Adjusted operating profit margin was up 240 basis points to 19.3 percent.

•

Net earnings attributable to General Mills of $596 million were down 2 percent. Diluted EPS was up 1 percent to $1.02, driven primarily by higher operating profit and lower net shares outstanding, partially offset by higher net interest expense. Adjusted diluted EPS of $1.25 was up 14 percent in constant currency, driven primarily by higher adjusted operating profit and lower net shares outstanding, partially offset by higher net interest expense.

Six Month Results Summary

•

Net sales increased 1 percent to $10.0 billion, driven by favorable net price realization and mix, partially offset by lower pound volume. Organic net sales were 1 percent above year-ago results that grew double digits; organic net sales were up 6 percent on a 2-year compound growth basis.

•

Gross margin was up 350 basis points to 35.2 percent of net sales, driven by favorable net price realization and mix, HMM cost savings, and favorable mark-to-market effects, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage. Adjusted gross margin was up 120 basis points to 35.2 percent of net sales, driven by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation, higher other supply chain costs, and supply chain deleverage.

•

Operating profit of $1.7 billion was down 8 percent, driven primarily by net gains on divestitures in the prior year and a goodwill impairment charge related to the Latin America reporting unit, partially offset by higher gross profit dollars. Operating profit margin of 17.3 percent was down 170 basis points. Adjusted operating profit of $1.9 billion increased 7 percent in constant currency, driven by higher adjusted gross profit dollars, partially offset by higher adjusted selling, general, and administrative (SG&A) expenses, including a high-single-digit increase in media investment. Adjusted operating profit margin was up 110 basis points to 18.8 percent.

•

Net earnings attributable to General Mills were down 11 percent to $1.3 billion and diluted EPS was down 8 percent to $2.16, driven primarily by lower operating profit and higher net interest expense, partially offset by lower net shares outstanding. Adjusted diluted EPS of $2.34 was up 6 percent in constant currency, driven primarily by higher adjusted operating profit and lower net shares outstanding, partially offset by higher net interest expense and a higher adjusted effective tax rate.

Notes on Comparability

The following transactions impacted the comparability of year-to-date financial results between fiscal 2023 and fiscal 2024: the acquisition of the TNT Crust foodservice business in the first quarter of fiscal 2023 and the divestiture of the Helper main meals and Suddenly Salad side dishes business in the first quarter of fiscal 2023. In addition, results in the first half of fiscal 2023 included the impact of a voluntary recall on certain international Häagen-Dazs ice cream products, which was a headwind to net sales and operating profit results in the International segment.

Operating Segment Results

Note: Tables may not foot due to rounding.

Components of Fiscal 2024 Reported Net Sales Growth

Second Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales

North America Retail	(5) pts	4 pts	--	(2)%

Pet	(11) pts	7 pts	--	(4)%

North America Foodservice	(1) pt	--	--	Flat

International	(4) pts	3 pts	2 pts	2%

Total	(4) pts	3 pts	--	(2)%

Six Months

North America Retail	(5) pts	6 pts	--	Flat

Pet	(8) pts	6 pts	--	(2)%

North America Foodservice	3 pt	1 pt	--	4%

International	(4) pts	8 pts	2 pts	6%

Total	(3) pts	4 pts	--	1%

Components of Fiscal 2024 Organic Net Sales Growth

Second Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales

North America Retail	(5) pts	4 pts	(2)%	--	--	(2)%

Pet	(11) pts	7 pts	(4)%	--	--	(4)%

North America Foodservice	(1) pt	1 pt	Flat	--	--	Flat

International	(4) pts	3 pts	Flat	2 pts	--	2%

Total	(4) pts	3 pts	(2)%	--	--	(2)%

Six Months

North America Retail	(5) pts	6 pts	1%	--	(1) pt	Flat

Pet	(8) pts	6 pts	(2)%	--	--	(2)%

North America Foodservice	1 pt	--	2%	--	2 pts	4%

International	(4) pts	8 pts	4%	2 pts	--	6%

Total	(3) pts	5 pts	1%	--	--	1%

Fiscal 2024 Segment Operating Profit Growth

Second Quarter	% Change as Reported	% Change in Constant Currency

North America Retail	3%	3%

Pet	18%	18%

North America Foodservice	17%	17%

International	94%	100%

Total	7%	7%

Six Months

North America Retail	3%	3%

Pet	2%	2%

North America Foodservice	14%	14%

International	61%	68%

Total	5%	5%

North America Retail Segment

Second-quarter net sales for General Mills’ North America Retail segment were down 2 percent to $3.3 billion, driven by lower pound volume, partially offset by favorable net price realization and mix. Organic net sales were 2 percent below year-ago results that grew double digits; organic net sales were up 5 percent on a 2-year compound growth basis. Net sales performance outpaced Nielsen-measured retail sales growth in the quarter due to faster growth in non-measured channels. Net sales were down mid-single digits for the U.S. Snacks and U.S. Morning Foods operating units. Net sales were up low-single digits for U.S. Meals & Baking Solutions and were up high-single digits for Canada. Segment operating profit of $860 million was up 3 percent as reported and in constant currency, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by lower volume, input cost inflation, higher other supply chain costs, supply chain deleverage, and higher SG&A expenses.

Through six months, North America Retail segment net sales of $6.4 billion essentially matched year-ago levels, including a 1-point headwind from divestitures. Organic net sales were up 1 percent. Segment operating profit of $1.7 billion was up 3 percent as reported and in constant currency, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation, lower volume, higher other supply chain costs, higher SG&A expenses, and supply chain deleverage.

Pet Segment

Second-quarter net sales for the Pet segment were down 4 percent to $569 million, driven by lower pound volume, partially offset by favorable net price realization and mix. Organic net sales were also down 4 percent. Net sales performance lagged all-channel retail sales results by roughly 2 points, despite the comparison to the year-ago quarter that included a significant retailer inventory reduction. Relative to fiscal 2022, second-quarter net sales were down mid-single digits and all-channel retail sales were up mid-single digits. Net sales in the quarter were down mid-single digits for dry pet food, down double digits for wet pet food, and up double digits for pet treats compared to the prior year. Segment operating profit of $102 million was up 18 percent, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by lower volume, higher other supply chain costs, and higher SG&A expenses.

Through six months, Pet segment net sales were down 2 percent to $1.1 billion. Organic net sales were also down 2 percent. Segment operating profit was up 2 percent to $214 million, driven primarily by favorable net price realization and mix and HMM cost savings, partially offset by higher other supply chain costs, lower volume, input cost inflation, higher SG&A expenses, and supply chain deleverage.

North America Foodservice Segment

Second-quarter net sales for the North America Foodservice segment essentially matched year-ago levels at $582 million. Organic net sales were in line with last year despite a 2-point headwind from market index pricing on bakery flour. Segment operating profit increased 17 percent to $96 million, driven primarily by HMM cost savings and favorable net price realization and mix, partially offset by higher other supply chain costs.

Through six months, North America Foodservice net sales increased 4 percent to $1.1 billion, including a 2-point benefit from the TNT Crust acquisition. Organic net sales were up 2 percent. Segment operating profit was up 14 percent to $155 million, driven by favorable net price realization and mix and HMM cost savings, partially offset by higher other supply chain costs and higher SG&A expenses.

International Segment

Second-quarter net sales for the International segment increased 2 percent to $683 million, driven by favorable net price realization and mix and a 2-point benefit from foreign currency exchange, partially offset by lower pound volume. Organic net sales essentially matched year-ago levels, with a decline in Brazil offset by growth in distributor markets and Europe & Australia. Segment operating profit of $35 million was up 94 percent as reported and up 100 percent in constant currency from year-ago results that included the impact of the ice cream recall, driven by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation.

Through six months, International net sales increased 6 percent to $1.4 billion, including a 2-point benefit from foreign currency exchange. Organic net sales were up 4 percent. Segment operating profit of $85 million was up 61 percent as reported and up 68 percent in constant currency from year-ago results that included the impact of the ice cream recall, driven by favorable net price realization and mix and HMM cost savings, partially offset by input cost inflation and lower volume.

Joint Venture Summary

Second-quarter constant-currency net sales increased 11 percent for Cereal Partners Worldwide (CPW), driven by favorable net price realization and mix, partially offset by lower pound volume. Constant-currency net sales for Häagen-Dazs Japan (HDJ) were up 6 percent, driven by favorable net price realization and mix, partially offset by lower pound volume. Combined after-tax earnings from joint ventures of $24 million were down 5 percent, driven by unfavorable foreign currency exchange, partially offset by constant-currency after-tax earnings growth for HDJ.

Other Income Statement Items

Second-quarter unallocated corporate items totaled $157 million net expense in fiscal 2024 compared to $212 million net expense a year ago. Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $103 million net expense this year compared to $142 million net expense last year, driven primarily by lower compensation and benefits expenses.

Restructuring, impairment, and other exit costs totaled $124 million in the second quarter compared to $11 million a year ago (please see Note 3 below for more information on these charges). Benefit plan non-service income totaled $20 million in the second quarter compared to $22 million a year ago, driven primarily by an increase in interest costs, partially offset by lower amortization of losses and higher expected return on plan assets.

Net interest expense totaled $118 million in the second quarter compared to $92 million a year ago, driven primarily by higher interest rates and higher average long-term debt levels. The effective tax rate in the quarter was 19.0 percent compared to 20.2 percent last year (please see Note 6 below for more information on our effective tax rate). The second-quarter adjusted effective tax rate was 20.8 percent compared to 21.1 percent a year ago, driven primarily by favorable earnings mix by jurisdiction in fiscal 2024.

Cash Flow Generation and Cash Returns

Cash provided by operating activities totaled $1.5 billion through six months of fiscal 2024 compared to $1.2 billion a year ago. Capital investments totaled $294 million compared to $227 million a year ago. Dividends paid increased 7 percent to $691 million. General Mills repurchased approximately 18.8 million shares of common stock through six months of fiscal 2024 for a total of $1.3 billion compared to $901 million in share repurchases a year ago. Average diluted shares outstanding in the first half decreased 3 percent to 587 million.

Fiscal 2024 Outlook

General Mills continues to expect the largest factors impacting its performance in fiscal 2024 will be the economic health of consumers, the moderating rate of input cost inflation, and the increasing stability of the supply chain environment. Relative to its previous expectation, the company now expects a slower volume recovery in fiscal 2024, reflecting a more cautious consumer economic outlook and a faster normalization of competitive on-shelf availability. For the full year, the company continues to expect input cost inflation of approximately 5 percent of total cost of goods sold, driven primarily by labor inflation that impacts sourcing, manufacturing, and logistics costs. The company now expects to generate Holistic Margin Management (HMM) cost savings of roughly 5 percent of cost of goods sold in fiscal 2024, up from its previous expectation of 4 percent and higher than the 3 percent achieved in fiscal 2023.

Based on the above assumptions, the company updated its full-year fiscal 2024 financial targets²:

●	Organic net sales are now expected to range between down 1 percent and flat, compared to the previous range of 3 to 4 percent growth, reflecting a slower volume recovery in fiscal 2024.

●

Adjusted operating profit and adjusted diluted EPS are now expected to increase 4 to 5 percent in constant currency, compared to the previous range of 4 to 6 percent growth in constant currency, reflecting the impact of lower organic sales growth, largely offset by higher HMM cost savings and greater elimination of disruption-related costs in the supply chain.

●	Free cash flow conversion is still expected to be at least 95 percent of adjusted after-tax earnings.

●

The net impact of divestitures and foreign currency exchange is now expected to have an immaterial impact on full-year reported net sales growth, and foreign currency exchange is still expected to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth.

² Financial targets are provided on a non-GAAP basis because certain information necessary to calculate comparable GAAP measures is not available. Please see Note 7 to the Consolidated Financial Statements below for discussion of the unavailable information.

General Mills will issue pre-recorded management remarks today, December 20, 2023, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time). The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2024 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: disruptions or inefficiencies in the supply chain; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, energy, and transportation; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

# # #

Contacts

(Investors) Jeff Siemon: +1-763-764-2301

(Media) Chelcy Walker: +1-763-764-6364

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 26,	Nov. 27,		Nov. 26,	Nov. 27,
	2023	2022	% Change	2023	2022	% Change

Net sales	$5,139.4	$5,220.7	(2) %	$10,044.1	$9,938.3	1%
Cost of sales	3,373.5	3,515.6	(4) %	6,507.7	6,785.5	(4) %
Selling, general, and administrative expenses	830.5	894.2	(7) %	1,669.8	1,685.6	(1) %
Divestitures gain, net	-	-	NM	-	(430.9)	NM
Restructuring, impairment, and other exit costs	123.6	11.1	NM	124.8	12.7	NM

Operating profit	811.8	799.8	2%	1,741.8	1,885.4	(8) %
Benefit plan non-service income	(20.1)	(21.7)	(7) %	(37.1)	(43.4)	(15) %
Interest, net	117.8	91.5	29%	234.8	179.2	31%

Earnings before income taxes and after-tax earnings from joint ventures	714.1	730.0	(2) %	1,544.1	1,749.6	(12) %
Income taxes	136.0	147.1	(8) %	309.2	363.2	(15) %
After-tax earnings from joint ventures	24.2	25.4	(5) %	47.7	45.2	6%

Net earnings, including earnings attributable to noncontrolling interests	602.3	608.3	(1) %	1,282.6	1,431.6	(10) %
Net earnings attributable to noncontrolling interests	6.8	2.4	183%	13.6	5.7	139%

Net earnings attributable to General Mills	$595.5	$605.9	(2) %	$1,269.0	$1,425.9	(11) %

Earnings per share – basic	$1.03	$1.01	2%	$2.18	$2.38	(8) %

Earnings per share – diluted	$1.02	$1.01	1%	$2.16	$2.36	(8) %

	Quarter Ended			Six-Month Period Ended
	Nov. 26,	Nov. 27,	Basis Pt	Nov. 26,	Nov. 27,	Basis Pt
Comparisons as a % of net sales:	2023	2022	Change	2023	2022	Change
Gross margin	34.4%	32.7%	170	35.2%	31.7%	350
Selling, general, and administrative expenses	16.2%	17.1%	(90)	16.6%	17.0%	(40)
Operating profit	15.8%	15.3%	50	17.3%	19.0%	(170)
Net earnings attributable to General Mills	11.6%	11.6%	-	12.6%	14.3%	(170)

	Quarter Ended			Six-Month Period Ended
Comparisons as a % of net sales excluding	Nov. 26,	Nov. 27,	Basis Pt	Nov. 26,	Nov. 27,	Basis Pt
certain items affecting comparability (a):	2023	2022	Change	2023	2022	Change
Adjusted gross margin	35.0%	33.2%	180	35.2%	34.0%	120
Adjusted operating profit	19.3%	16.9%	240	18.8%	17.7%	110
Adjusted net earnings attributable to General Mills	14.1%	12.7%	140	13.7%	13.4%	30

(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 26, 2023	Nov. 27, 2022	% Change	Nov. 26, 2023	Nov. 27, 2022	% Change

Net sales:

North America Retail	$3,305.0	$3,373.1	(2)%	$6,378.0	$6,361.9	Flat

International	683.1	671.7	2%	1,398.9	1,324.2	6%

Pet	569.3	592.9	(4)%	1,149.2	1,172.8	(2)%

North America Foodservice	582.0	583.0	Flat	1,118.0	1,079.4	4%

Total	$5,139.4	$5,220.7	(2)%	$10,044.1	$9,938.3	1%

Operating profit:

North America Retail	$859.9	$837.1	3%	$1,658.1	$1,614.9	3%

International	34.6	17.8	94%	84.6	52.6	61%

Pet	102.5	86.6	18%	213.7	209.7	2%

North America Foodservice	95.5	81.5	17%	154.6	135.1	14%

Total segment operating profit	$1,092.5	$1,023.0	7%	2,111.0	$2,012.3	5%

Unallocated corporate items	157.1	212.1	(26)%	244.4	545.1	(55)%

Divestitures gain, net	-	-	NM	-	(430.9)	NM

Restructuring, impairment, and other exit costs	123.6	11.1	NM	124.8	12.7	NM

Operating profit	$811.8	$799.8	2%	$1,741.8	$1,885.4	(8)%

	Quarter Ended			Six-Month Period Ended
	Nov. 26, 2023	Nov. 27, 2022	Basis Pt Change	Nov. 26, 2023	Nov. 27, 2022	Basis Pt Change

Segment operating profit as a % of net sales:

North America Retail	26.0%	24.8%	120	26.0%	25.4%	60

International	5.1%	2.6%	250	6.0%	4.0%	200

Pet	18.0%	14.6%	340	18.6%	17.9%	70

North America Foodservice	16.4%	14.0%	240	13.8%	12.5%	130

Total segment operating profit	21.3%	19.6%	170	21.0%	20.2%	80

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 26, 2023	Nov. 27, 2022	May 28, 2023
	(Unaudited)	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$593.8	$644.1	$585.5

Receivables	1,758.8	1,834.0	1,683.2

Inventories	2,166.0	2,121.3	2,172.0

Prepaid expenses and other current assets	527.0	731.2	735.7

Total current assets	5,045.6	5,330.6	5,176.4

Land, buildings, and equipment	3,598.9	3,358.0	3,636.2

Goodwill	14,441.8	14,476.0	14,511.2

Other intangible assets	6,963.3	6,974.8	6,967.6

Other assets	1,183.8	1,180.4	1,160.3

Total assets	$31,233.4	$31,319.8	$31,451.7

LIABILITIES AND EQUITY

Current liabilities:

Accounts payable	$3,824.4	$4,022.6	$4,194.2

Current portion of long-term debt	1,321.0	1,964.3	1,709.1

Notes payable	799.2	1,153.4	31.7

Other current liabilities	1,957.6	2,067.9	1,600.7

Total current liabilities	7,902.2	9,208.2	7,535.7

Long-term debt	10,530.5	8,622.5	9,965.1

Deferred income taxes	2,026.6	2,186.9	2,110.9

Other liabilities	1,142.2	930.1	1,140.0

Total liabilities	21,601.5	20,947.7	20,751.7

Stockholders’ equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5

Additional paid-in capital	1,201.8	1,155.3	1,222.4

Retained earnings	20,080.9	18,991.9	19,838.6

Common stock in treasury, at cost, shares of 185.7, 164.4, and 168.0	(9,677.4)	(8,023.5)	(8,410.0)

Accumulated other comprehensive loss	(2,302.0)	(2,078.0)	(2,276.9)

Total stockholders’ equity	9,378.8	10,121.2	10,449.6

Noncontrolling interests	253.1	250.9	250.4

Total equity	9,631.9	10,372.1	10,700.0

Total liabilities and equity	$31,233.4	$31,319.8	$31,451.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 26, 2023	Nov. 27, 2022
Cash Flows - Operating Activities

Net earnings, including earnings attributable to noncontrolling interests	$1,282.6	$1,431.6

Adjustments to reconcile net earnings to net cash provided by operating activities:

Depreciation and amortization	265.8	273.9

After-tax earnings from joint ventures	(47.7)	(45.2)

Distributions of earnings from joint ventures	23.5	26.5

Stock-based compensation	58.5	57.6

Deferred income taxes	(58.7)	(48.1)

Pension and other postretirement benefit plan contributions	(12.5)	(12.7)

Pension and other postretirement benefit plan costs	(13.5)	(13.5)

Divestitures gain, net	-	(430.9)

Restructuring, impairment, and other exit costs	123.1	(13.7)

Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(166.1)	(64.4)

Other, net	40.8	39.6

Net cash provided by operating activities	1,495.8	1,200.7

Cash Flows - Investing Activities

Purchases of land, buildings, and equipment	(293.9)	(226.7)

Acquisition, net of cash acquired	(25.5)	(251.5)

Proceeds from divestitures, net of cash divested	-	610.7

Investments in affiliates, net	(1.5)	(1.4)

Proceeds from disposal of land, buildings, and equipment	0.1	0.5

Other, net	4.6	(6.5)

Net cash (used) provided by investing activities	(316.2)	125.1

Cash Flows - Financing Activities

Change in notes payable	766.9	353.4

Issuance of long-term debt	500.0	500.0

Payment of long-term debt	(400.0)	(600.0)

Proceeds from common stock issued on exercised options	5.7	118.5

Purchases of common stock for treasury	(1,301.4)	(901.3)

Dividends paid	(691.0)	(647.9)

Distributions to noncontrolling interest holders	(12.0)	(4.8)

Other, net	(41.8)	(48.4)

Net cash used by financing activities	(1,173.6)	(1,230.5)

Effect of exchange rate changes on cash and cash equivalents	2.3	(20.6)

Increase in cash and cash equivalents	8.3	74.7

Cash and cash equivalents - beginning of year	585.5	569.4

Cash and cash equivalents - end of period	$593.8	$644.1

Cash Flow from changes in current assets and liabilities, excluding the effects of acquisitions and divestitures:

Receivables	$(69.2)	$(200.8)

Inventories	13.8	(278.5)

Prepaid expenses and other current assets	209.0	62.9

Accounts payable	(329.1)	112.5

Other current liabilities	9.4	239.5

Changes in current assets and liabilities	$(166.1)	$(64.4)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)

During the first quarter of fiscal 2023, we acquired TNT Crust, a manufacturer of high-quality frozen pizza crusts for regional and national pizza chains, foodservice distributors, and retail outlets, for a purchase price of $253 million. We financed the transaction with U.S. commercial paper. We consolidated the TNT Crust business into our Consolidated Balance Sheets and recorded goodwill of $157 million. The goodwill is included in the North America Foodservice segment and is not deductible for tax purposes. The pro forma effects of this acquisition were not material.

During the first quarter of fiscal 2023, we completed the asset sale of our Helper main meals and Suddenly Salad side dishes business to Eagle Family Foods Group for $607 million and recorded a pre-tax gain of $442 million.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statement of Earnings as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 26, 2023	Nov. 27, 2022	Nov. 26, 2023	Nov. 27, 2022
Restructuring, impairment, and other exit costs	$123.6	$11.1	$124.8	$12.7
Cost of sales	8.3	0.5	16.9	1.2
Total restructuring and impairment charges	$131.9	$11.6	$141.7	$13.9
Project-related costs classified in cost of sales	$0.3	$-	$1.1	$-

In the second quarter of fiscal 2024, we recorded a $117 million non-cash goodwill impairment charge related to our Latin America reporting unit.

In the second quarter of fiscal 2024, we approved a restructuring action to enhance the go-to-market commercial strategy and associated organizational structure of our Pet segment. We expect to incur approximately $22 million of restructuring charges and project-related expenses related to this action, of which approximately $4 million will be cash. These charges are expected to consist of approximately $16 million of accelerated depreciation and $6 million of other costs, including severance. We recognized $2 million of accelerated depreciation and $3 million of other costs, including severance, in the six-month period ended November 26, 2023. We expect this action to be completed by the end of fiscal 2026.

We recorded $10 million of restructuring charges in the second quarter of fiscal 2024 and $20 million of restructuring charges in the six-month period ended November 26, 2023, related to restructuring actions previously announced. We recorded $12 million of restructuring charges in the second quarter of fiscal 2023 and $14 million of restructuring charges in the six-month period ended November 27, 2022, related to restructuring actions previously announced. We expect these actions to be completed by the end of fiscal 2025.

(4)

Unallocated corporate expenses totaled $157 million in the second quarter of fiscal 2024, compared to $212 million in the same period in fiscal 2023. In the second quarter of fiscal 2024, we recorded a $25 million net increase in expense related to the mark-to-market valuation of certain commodity positions and grain inventories, compared to a $25 million net increase in expense in the same period last year. We recorded $20 million of net losses related to valuation adjustments on certain corporate investments in the second quarter of fiscal 2024, compared to $36 million of net losses related to valuation adjustments and the loss on sale of certain corporate investments in the second quarter of fiscal 2023. We recorded $8 million of restructuring charges in the second quarter of fiscal 2024. In the second quarter of fiscal 2023, we recorded a $3 million charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. In addition, we recorded $3 million of integration costs primarily related to our acquisition of TNT Crust and $2 million of transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in the second quarter of fiscal 2023. Certain compensation and benefits expenses decreased in the second quarter of fiscal 2024, compared to the same period last year.

Unallocated corporate expenses totaled $244 million in the six-month period ended November 26, 2023, compared to $545 million in the same period last year. We recorded a $20 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the six-month period ended November 26, 2023, compared to a $200 million net increase in expense in the same period last year. We recorded $22 million of net losses related to valuation adjustments and the sale of corporate investments in the six-month period ended November 26, 2023, compared to $62 million of net losses in the same period last year. In the six-month period ended November 27, 2022, we recorded a $24 million charge related to a voluntary recall on certain international Häagen-Dazs ice cream products. We recorded $17 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in the six-month period ended November 26, 2023, compared to $1 million of restructuring charges in cost of sales in the same period last year. In addition, we recorded $4 million of integration costs primarily related to our acquisition of TNT Crust and $2 million of transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in the six-month period ended November 27, 2022. Certain compensation and benefits expenses decreased in the six-month period ended November 26, 2023, compared to the same period last year.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 26, 2023	Nov. 27, 2022	Nov. 26, 2023	Nov. 27, 2022
Net earnings attributable to General Mills	$595.5	$605.9	$1,269.0	$1,425.9
Average number of common shares - basic EPS	580.1	595.9	583.2	598.0
Incremental share effect from: (a)
Stock options	1.4	3.7	2.1	3.6
Restricted stock units and performance share units	1.9	2.4	2.1	2.4
Average number of common shares - diluted EPS	583.4	602.0	587.4	604.0
Earnings per share – basic	$1.03	$1.01	$2.18	$2.38
Earnings per share – diluted	$1.02	$1.01	$2.16	$2.36
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the second quarter of fiscal 2024 was 19.0 percent compared to 20.2 percent for the second quarter of fiscal 2023. The 1.2 percentage point decrease was primarily due to favorable changes in earnings mix by jurisdiction and certain nonrecurring discrete tax benefits in the second quarter of fiscal 2024. Our effective tax rate excluding certain items affecting comparability was 20.8 percent in the second quarter of fiscal 2024, compared to 21.1 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.3 percentage point decrease was primarily due to favorable earnings mix by jurisdiction in the second quarter of fiscal 2024.

The effective tax rate for the six-month period ended November 26, 2023, was 20.0 percent compared to 20.8 percent for the six-month period ended November 27, 2022. The 0.8 percentage point decrease was primarily due to unfavorable tax components related to the divestitures in fiscal 2023 and favorable earnings mix by jurisdiction in fiscal 2024, partially offset by certain nonrecurring discrete tax benefits in fiscal 2023. Our effective tax rate excluding certain items affecting comparability was 21.0 percent in the six-month period ended November 26, 2023, compared to 20.4 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.6 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2023.

(7)

We have included measures in this release that are not defined by GAAP. We believe that these measures provide useful information to investors, and include these measures in other communications to investors. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd fiscal week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Our fiscal 2024 outlook for organic net sales growth, adjusted operating profit growth, adjusted diluted EPS growth, and free cash flow conversion are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2024. The unavailable information could have a significant impact on our fiscal 2024 GAAP financial results.

For fiscal 2024, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions) and acquisitions and divestitures will have no material impact to net sales growth and restructuring charges to total approximately $45 million to $50 million.

Significant Items Impacting Comparability

Several measures below are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgement, significantly affect the year-to-year assessment of operating results.

The following are descriptions of significant items impacting comparability of our results.

Goodwill impairment

Non-cash goodwill impairment charge related to our Latin America reporting unit. Please see Note 3.

Restructuring charges and project-related costs

Restructuring charges and project-related costs related to a commercial strategy restructuring action and previously announced restructuring actions recorded in fiscal 2024. Restructuring charges for previously announced restructuring actions recorded in fiscal 2023. Please see Note 3.

Investment activity, net

Valuation adjustments of certain corporate investments in fiscal 2024. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2023. Please see Note 4.

Mark-to-market effects

Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. Please see Note 4.

Transaction costs

Immaterial transaction costs incurred in fiscal 2024. Transaction costs primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

Product recall

Costs related to the fiscal 2023 voluntary recall of certain international Häagen-Dazs ice cream products. Please see Note 4.

Acquisition integration costs

Integration costs primarily resulting from the acquisition of TNT Crust in fiscal 2024 and fiscal 2023. Please see Note 2.

Divestitures gain, net

Net divestitures gain primarily related to the sale of our Helper main meals and Suddenly Salad side dishes business in fiscal 2023. Please see Note 2.

CPW restructuring charges

CPW restructuring charges related to previously announced restructuring actions.

Organic Net Sales on a 2-year Compound Growth Rate Basis

We believe that this measure provides useful information to investors as it compares our organic net sales growth in fiscal 2024 to performance in fiscal 2022 that preceded historic levels of input cost inflation and net price realization the industry experienced over the past two years.

Organic net sales on a 2-year compound growth rate basis are calculated as follows:

	Quarter Ended
	Reported Net Sales Growth		Foreign Exchange		Acquisitions and Divestitures	Organic Net Sales
Total

Nov. 26, 2023 vs. Nov. 27, 2022	(2	) %	-		-	(2	) %

Nov. 27, 2022 vs. Nov. 28, 2021	4%		(1	) pt	(5) pts	11%

2-year compound growth	1%					4%

North America Retail

Nov. 26, 2023 vs. Nov. 27, 2022	(2	) %	-		-	(2	) %

Nov. 27, 2022 vs. Nov. 28, 2021	11%		(1	) pt	(2) pts	13%

2-year compound growth	4%					5%
Note: Tables may not foot due to rounding.

	Six-Month Period
	Reported Net Sales Growth		Foreign Exchange		Acquisitions and Divestitures	Organic Net Sales
Total

Nov. 26, 2023 vs. Nov. 27, 2022	1%		-		-	1%

Nov. 27, 2022 vs. Nov. 28, 2021	4%		(1	) pt	(5) pts	11%

2-year compound growth	2%					6%

Note: Table may not foot due to rounding.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Six-Month Period Ended
	Nov. 26, 2023	Nov. 27, 2022	Change	Nov. 26, 2023	Nov. 27, 2022	Change

Operating profit as reported	$811.8	$799.8	2%	$1,741.8	$ 1,885.4	(8)%

Goodwill impairment	117.1	-		117.1	-

Restructuring charges	14.8	11.6		24.6	13.9

Investment activity, net	19.6	35.7		22.5	62.0

Mark-to-market effects	25.1	25.1		(19.8)	199.8

Project-related costs	0.3	-		1.1	-

Transaction costs	0.6	1.8		0.6	2.0

Product recall	0.2	2.9		0.4	24.4

Acquisition integration costs	-	2.8		0.2	4.3

Divestitures gain, net	-	-		-	(430.9)

Adjusted operating profit	$989.4	$879.7	12%	$1,888.4	$ 1,760.9	7%

Foreign currency exchange impact			Flat			Flat

Adjusted operating profit growth, on a constant-currency basis			13%			7%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rates follows:

	Quarter Ended			Six-Month Period Ended
Per Share Data	Nov. 26, 2023	Nov. 27, 2022	Change	Nov. 26, 2023	Nov. 27, 2022	Change

Diluted earnings per share, as reported	$1.02	$1.01	1%	$2.16	$ 2.36	(8)%

Goodwill impairment	0.14	-		0.14	-

Restructuring charges	0.02	0.02		0.03	0.02

Investment activity, net	0.03	0.04		0.03	0.08

Mark-to-market effects	0.03	0.03		(0.03)	0.25

Product recall	-	-		-	0.03

Acquisition integration costs	-	0.01		-	0.01

Divestitures gain, net	-	-		-	(0.54)

Adjusted diluted earnings per share	$1.25	$1.10	14%	$2.34	$ 2.21	6%

Foreign currency exchange impact			Flat			(1)pt

Adjusted diluted earnings per share growth, on a constant-currency basis			14%			6%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Nov. 26, 2023		Nov. 27, 2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales

Gross margin as reported (a)	$1,765.9	34.4%	$1,705.1	32.7%

Mark-to-market effects	25.1	0.5%	25.1	0.5%

Restructuring charges	8.3	0.2%	0.5	-%

Project-related costs	0.3	-%	-	-%

Product recall	-	-%	2.9	0.1%

Adjusted gross margin	$1,799.6	35.0%	$1,733.7	33.2%

Operating profit as reported	$811.8	15.8%	$799.8	15.3%

Goodwill impairment	117.1	2.3%	-	-%

Restructuring charges	14.8	0.3%	11.6	0.2%

Investment activity, net	19.6	0.4%	35.7	0.7%

Mark-to-market effects	25.1	0.5%	25.1	0.5%

Project-related costs	0.3	-%	-	-%

Transaction costs	0.6	-%	1.8	-%

Product recall	0.2	-%	2.9	0.1%

Acquisition integration costs	-	-%	2.8	0.1%

Adjusted operating profit	$989.4	19.3%	$879.7	16.9%

Net earnings attributable to General Mills as reported	$595.5	11.6%	$605.9	11.6%

Goodwill impairment, net of tax (b)	82.4	1.6%	-	-%

Restructuring charges, net of tax (b)	10.4	0.2%	8.4	0.2%

Investment activity, net, net of tax (b)	15.3	0.3%	22.7	0.4%

Mark-to-market effects, net of tax (b)	19.3	0.4%	19.3	0.4%

CPW restructuring charges	1.4	-%	-	-%

Project-related costs, net of tax (b)	0.2	-%	-	-%

Transaction costs, net of tax (b)	0.6	-%	1.2	-%

Product recall, net of tax (b)	0.2	-%	2.3	-%

Acquisition integration costs, net of tax (b)	0.1	-%	2.1	-%

Adjusted net earnings attributable to General Mills	$725.4	14.1%	$661.8	12.7%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Six-Month Period Ended
In Millions	Nov. 26, 2023		Nov. 27, 2022
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales

Gross margin as reported (a)	$3,536.4	35.2%	$3,152.8	31.7%

Mark-to-market effects	(19.8)	(0.2)%	199.8	2.0%

Restructuring charges	16.9	0.2%	1.2	-%

Project-related costs	1.1	-%	-	-%

Product recall	-	-%	24.0	0.2%

Adjusted gross margin	$3,534.6	35.2%	$3,377.8	34.0%

Operating profit as reported	$1,741.8	17.3%	$1,885.4	19.0%

Goodwill impairment	117.1	1.2%	-	-%

Restructuring charges	24.6	0.2%	13.9	0.1%

Investment activity, net	22.5	0.2%	62.0	0.6%

Mark-to-market effects	(19.8)	(0.2)%	199.8	2.0%

Project-related costs	1.1	-%	-	-%

Transaction costs	0.6	-%	2.0	-%

Product recall	0.4	-%	24.4	0.2%

Acquisition integration costs	0.2	-%	4.3	-%

Divestitures gain	-	-%	(430.9)	(4.3)%

Adjusted operating profit	$1,888.4	18.8%	$1,760.9	17.7%

Net earnings attributable to General Mills as reported	$1,269.0	12.6%	$1,425.9	14.3%

Goodwill impairment, net of tax (b)	82.4	0.8%	-	-%

Restructuring charges, net of tax (b)	15.5	0.2%	10.1	0.1%

Investment activity, net, net of tax (b)	17.2	0.2%	48.5	0.5%

Mark-to-market effects, net of tax (b)	(15.3)	(0.2)%	153.8	1.5%

CPW restructuring charges	1.7	-%	0.1	-%

Project-related costs, net of tax (b)	0.7	-%	-	-%

Transaction costs, net of tax (b)	0.6	-%	1.4	-%

Product recall, net of tax (b)	0.3	-%	18.8	0.2%

Acquisition integration costs, net of tax (b)	0.2	-%	3.3	-%

Divestitures gain, net of tax (b)	-	-%	(329.0)	(3.3)%

Adjusted net earnings attributable to General Mills	$1,372.4	13.7%	$1,332.9	13.4%

Note: Table may not foot due to rounding.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.

(a)	Net sales less cost of sales.
(b)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Nov. 26, 2023

	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis

North America Retail	3%	Flat		3%

International	94%	(6)	pts	100%

Pet	18%	Flat		18%

North America Foodservice	17%	Flat		17%

Total segment operating profit	7%	Flat		7%

	Six-Month Period Ended Nov. 26, 2023

	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis

North America Retail	3%	Flat		3%

International	61%	(7)	pts	68%

Pet	2%	Flat		2%

North America Foodservice	14%	Flat		14%

Total segment operating profit	5%	Flat		5%

Note: Tables may not foot due to rounding.

Net Sales Growth Rates for our Canada Operating Unit on a Constant-currency Basis

We believe that this measure of our Canada operating unit net sales provides useful information to investors because it provides transparency to underlying performance of our Canada operating unit within our North America Retail segment by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates for our Canada operating unit on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange	Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 26, 2023	7%	(2)pts	9%
Six-Month Period Ended Nov. 26, 2023	4%	(2)pts	6%

Note: Table may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 26, 2023		Nov. 27, 2022		Nov. 26, 2023		Nov. 27, 2022
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes

As reported	$714.1	$136.0	$730.0	$147.1	$1,544.1	$309.2	$1,749.6	$363.2

Goodwill impairment	117.1	34.7	-	-	117.1	34.7	-	-

Restructuring charges	14.8	4.5	11.6	3.2	24.6	9.2	13.9	3.8

Investment activity, net	19.6	4.2	35.7	13.0	22.5	5.2	62.0	13.5

Mark-to-market effects	25.1	5.7	25.1	5.8	(19.8)	(4.6)	199.8	46.0

Project-related costs	0.3	0.1	-	-	1.1	0.4	-	-

Transaction costs	0.6	-	1.8	0.6	0.6	-	2.0	0.6

Product recall	0.2	-	2.9	0.7	0.4	0.1	24.4	5.6

Acquisition integration costs	-	-	2.8	0.7	0.2	0.1	4.3	1.0

Divestitures gain, net	-	-	-	-	-	-	(430.9)	(101.9)

As adjusted	$891.7	$185.2	$809.9	$171.0	$1,690.8	$354.2	$1,625.1	$331.8

Effective tax rate:

As reported		19.0%		20.2%		20.0%		20.8%

As adjusted		20.8%		21.1%		21.0%		20.4%

Sum of adjustment to income taxes		$49.4		$23.9		$45.1		$(31.4)

Average number of common shares - diluted EPS		583.4		602.0		587.4		604.0

Impact of income tax adjustments on adjusted diluted EPS		$(0.08)		$(0.04)		$(0.08)		$0.05

Note: Table may not foot due to rounding.

(a)   Earnings before income taxes and after-tax earnings from joint ventures.

For more information on the reconciling items, please refer to the Significant Items Impacting Comparability section above.